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                                                                     EXHIBIT 8.2
                                                                     -----------

     [LETTERHEAD OF MITCHELL, WILLIAMS, SELIG, GATES & WOODYARD, P.L.L.C.]





                                 June 14, 2000




First United Bancshares, Inc.
Main and Washington Streets
El Dorado, Arkansas 71730


                           Re: Merger of First United Bancshares, Inc. with and into BancorpSouth, Inc.


Ladies and Gentlemen:

         We have acted as counsel to First United Bancshares, Inc., an Arkansas corporation ("First United") in connection with the proposed merger (the "Merger") of First United with and into BancorpSouth, Inc., a Mississippi corporation ("BancorpSouth"). The Merger will be effected as a statutory merger under applicable state law pursuant to the Agreement and Plan of Merger between BancorpSouth and First United dated as of April 16, 2000, as amended (the "Merger Agreement"). Our opinion is being given to you pursuant to Section 8.3(d) of the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

         In rendering our opinion, we have examined (i) the Merger Agreement,
(ii) Form S-4, Registration Statement under the Securities Act of 1933 (the "Registration Statement") and the Prospectus and Proxy Statement included therein that was filed with the Securities and Exchange Commission, (iii) the Officer Certificate of First United and the Officer Certificate of BancorpSouth (which we have neither investigated nor verified) given to us by letter dated June 14, 2000, by BancorpSouth, and by letter dated June 14, 2000, by First United (collectively, the "Certificates"), and have assumed that such Certificates are complete and accurate on the date given and will be complete and accurate as of the Effective Time. In addition, we have examined such other documents and matters as we have deemed necessary or appropriate for the purpose of rendering this opinion.

         In rendering the opinions contained herein, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the authenticity of any document submitted to us as an original, (iii) the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such documents, (iv) that each natural person executing any such instrument, document, or agreement is legally competent to do so, and (v) the accuracy of the facts set forth in the Registration Statement and the representations contained in the Merger Agreement and the Certificates.

         We have referred solely to the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated


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thereunder, current administrative rulings, procedures and published positions of the Internal Revenue Service (the "IRS") (collectively, the "Tax Laws"), all of which are subject to change, either prospectively or retroactively, at any time. No assurance can be provided as to the effect of any such change upon our conclusions reached herein. We assume no obligation to supplement the opinions expressed herein if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof and expressly disclaim any such obligation to do so.

         On the basis of and subject to the foregoing, we are of the opinion that:

         1. The Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code, and

         2. First United and BancorpSouth will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         The opinions expressed herein are also subject to the following qualifications, assumptions and limitations:


         a. There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinions represent our reasoned judgment based upon our review of facts and our review of the law and should not be construed or considered as a guarantee. Our opinions cannot be relied upon if any of the facts in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate. We have made no independent investigation of the truth or accuracy of such facts or certificates.

         b. Our opinions regarding the tax consequences of the Merger are limited solely to the U.S. federal income tax consequences of the Merger set forth in this opinion and are being furnished to you for use in connection with the Merger, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. No opinions are expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax.

         c. We hereby consent to the filing of this letter containing these opinions with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the Prospectus and Proxy Statement included therein. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

         d. With your approval, we have conclusively assumed that you know of no reason why the opinions set forth herein may be incorrect.


                                                 Very Truly Yours,
 .

                                                 /s/ Mitchell, Williams, Selig,
                                                 Gates & Woodyard, P.L.L.C.





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